SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2004

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 574-6200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure.
SIGNATURES

Item 7.01 – Regulation FD Disclosure.

     On November 12, 2004, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Form 10-Q contained the following discussion regarding recent developments:

     Letter of Intent

     As previously reported, on July 23, 2004 we entered into a non-binding letter of intent with an unaffiliated third party providing for the proposed sale of our principal financial services subsidiary, Standard Life Insurance Company of Indiana. That letter of intent contemplated an initial closing by September 30, 2004 and consummation of the entire transaction by December 31, 2004. As we negotiated toward a definitive agreement with respect to such transaction, we and the potential buyer began to consider alternative structures for the transaction. In addition, as permitted by the letter of intent, we simultaneously engaged in discussions with other, unrelated parties regarding the sale to them of all or a controlling interest in Standard Life. As a result of the ongoing nature of the various negotiations, the September 30, 2004 interim closing date contemplated by the letter of intent passed without a definitive agreement having been entered into. As of the date of this Report, we continue to engage in discussions with the proposed buyer under the letter of intent, as well as with other parties, regarding the potential sale of all or a controlling interest in Standard Life. We have not entered into any additional letters of intent nor have we entered into any definitive agreements with respect to such a transaction, although as discussions proceed our board may authorize such action. The consummation of any such transaction would be subject to numerous conditions including the negotiation and execution of definitive agreements, approval of our shareholders at a meeting called for such purpose, receipt by us of an opinion from our financial advisor that the proposed consideration is fair to us from a financial point of view, consent of the holders of our outstanding company-obligated trust preferred securities to amendments to the governing instruments of such securities, the receipt of various regulatory approvals and other customary closing conditions.

     There can be no assurance that a definitive agreement with respect to the proposed sale of all or a controlling interest in Standard Life will be entered into, that our shareholders will approve such a transaction or that any of the other conditions necessary to consummate the transaction will be satisfied. However, if Standard Life is sold in its entirety, it would remain the intention of management, as previously disclosed, to exit the financial services business altogether and focus the Company’s operations exclusively on our more growth oriented health services business. Such course of action would represent a fundamental shift in the nature of our business. Historically, almost all of our revenue has come from our financial services business. During fiscal 2003, Standard Life accounted for approximately 98% of our total revenues. We only entered the Health Services segment in 2002 and since that time, this business segment has generated substantial net losses and very little revenue, primarily due to its nature as a start-up operation. Management believes, however, that the more growth oriented health services business provides a better opportunity to increase shareholder value over the long-term than the more mature financial services business. If we sell 100% of Standard Life, our business without the Financial Services segment would, for a time, have significantly less cash flow from

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operations, since our financial services business presently accounts for substantially all of our cash flow from operations. However, we anticipate that such sale would produce substantial cash proceeds and management intends to utilize a portion (but not yet determined) of the net cash proceeds from the proposed transaction for the expansion of our health services business (for example through the acquisition of complimentary businesses such as SVS Vision, which acquisition is currently pending regulatory approval). In addition, management anticipates that the remaining net proceeds, in combination with other sources of capital, would be sufficient to satisfy our liquidity needs for approximately the next 24 months. Management also intends to use the proceeds from the transaction to reduce our senior credit facility and for general corporate purposes.

     In the event none of the proposed transactions currently under consideration are consummated, we will consider a number of alternatives available to us including, without limitation, seeking another buyer for our financial services business, or continuing our business as it currently exists and/or seeking additional capital through the public or private equity or debt markets.

     Acquisitions

     We announced previously on August 2, 2004 and August 13, 2004 that we have, through our U.S. Health Services subsidiary, signed definitive agreements to acquire SVS Vision Holding Company (“SVS Vision”) and iCare Medical Supply, Inc. and its affiliated companies. These transactions are expected to close in the fourth quarter of 2004 subject to regulatory approval and other conditions. We anticipate funding the purchase price with a combination of cash on hand, the net proceeds of private sales of equity or debt securities, a portion of the proceeds from the sale of certain assets of the Company and/or borrowings under a new credit facility currently being negotiated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Stephen M. Coons
	Name:	Stephen M. Coons
	Title:	Executive Vice President and General Counsel

Dated: November 12, 2004

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